February 24, 2017

Mr. Randy Root

Re:     Letter of Understanding Regarding Transition to Chairman Role

Dear Randy,

We are pleased that you have decided to transition to the Chairman role for Westwood Trust (the “Company”). As we discussed, below is a summary of our understanding.

Your last day as Company President will be February 28, 2017, and your first day as Chairman will be March 1, 2017. Though you will no longer have further responsibilities as President, you will: assist the new President with transition, assist with the transition of clients to other Company employees, engage in client service as needed, work to build a non-profit business, and train Company employees, including Mark Walsh, on investment products. You will also continue to attend Westwood Trust events.

As part of your Chairman role, you will execute a written agreement with confidentiality and restrictive covenant obligations, and in exchange, the Company will provide you a base annual salary of $200,000.00 beginning March 1, 2017. You will also be eligible to receive a discretionary cash bonus with a target of 50% of your 2017 salary. Moreover, you will have the opportunity to vest 4594 shares on or before March 1, 2017 and an additional 4790 shares on or before March 1, 2018, provided that you continue in the Chairman role through that date. You will also have thirty days off for 2017, though additional unpaid days can be taken with CEO approval.

As noted above, the formal written agreement will include confidentiality and restrictive covenants. The confidentiality obligations will be ongoing. The restrictive covenants (non-competition and non-solicitation) obligations will take effect during the agreement; the non-competition obligations will continue for twelve (12) months after separation of employment, and the non-solicitation obligations will continue for twenty-four (24) months after separation of employment.

While your employment will continue to be at-will, the term of the agreement for the Chairman role is intended to be for a year through March 1, 2018, at which time it will end, unless the parties decide to mutually renew.

Notwithstanding anything to the contrary herein, to the extent your employment terminates for any reason other than “cause” prior to March 1, 2018, Westwood will offer you a severance/release agreement in which you will receive 12 months of salary in exchange for your release of any actual or potential claims against the Company. For purposes of this letter “cause” would include, without limitation, your: conviction or no contest plea of a felony offense, refusal to perform your job duties, misappropriation of Company or client funds or property, or other misconduct related to the performance of your job duties.

Please indicate your agreement with this Letter of Understanding with your signature below. If you have any questions, please contact me at 214.756.6938.

Sincerely,

/s/ Beth A. Obear
Beth A. Obear
VP, Director of Human Resources
Westwood Holdings Group, Inc.

I agree to the terms outlined in the above Letter of Understanding.

/s/ Randy Root
Randy Root

2/24/2017
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